Exhibit 4.1

FIRST AMENDMENT TO THE

ECO-STIM ENERGY SOLUTIONS, INC.

2015 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Eco-Stim Energy Solutions, Inc. 2015 Stock Incentive Plan, as amended from time to time (the “Plan”), is made by Eco-Stim Energy Solutions, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Paragraph XIII of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan from time to time, except that any amendment to increase the number of shares of common stock of the Company (the “Shares”) that may be issued under the Plan must be approved by the stockholders of the Company; and

WHEREAS, the Board now desires to amend the Plan to increase the number of Shares available for awards under the Plan by 200,000 Shares, subject to approval by the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, that, the Plan shall be amended as of June 30, 2016, subject to approval by the Company’s stockholders, as set forth below:

1. The first sentence of Paragraph V(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 1,200,000 shares (which number includes (i) the 500,000 shares of Common Stock originally available for issuance pursuant to the Prior Plan, including shares of Common Stock previously issued pursuant to an Award (or made subject to an Award that has not expired or been terminated) granted under the Prior Plan prior to the Effective Date), (ii) the 500,000 shares of Common Stock made available for issuance under the Plan in connection with the amendment and restatement of the Plan, effective May 14, 2015, and (iii) an additional 200,000 shares of Common Stock first being made available for issuance under the Plan in connection with the First Amendment to the Plan, effective June 30, 2016).”

FURTHER RESOLVED, that except as amended hereby, the Plan shall continue to read in the current state and is specifically ratified and reaffirmed.

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